Exhibit 12.1

Universal Health Realty Income Trust

Computation of Ratio of Earnings to Fixed Charges

(Dollar amounts in thousands)

Ratio of Earnings to Fixed Charges, as reflected on our financial statements, on a consolidated basis:	6 months ended June 30 2009	12 months ended December 31
		2008	2007	2006	2005	2004
Computation of Earnings:
Income from continuing operations	$9,448	$11,653	$19,664	$34,428	$25,131	$21,425
Equity in income of Unconsolidated LLCs	(1,766)	(2,052)	(2,821)	(4,241)	(4,602)	(4,967)
Distribution of income from Unconsolidated LLCs, excluding gains	3,444	4,228	4,232	3,780	4,487	5,048
Gain on replacement property recovered from UHS	0	0	(1,748)	(13,958)	(4,693)	0
Fixed charges	1,315	2,810	2,081	2,498	3,500	3,548
Capitalized interest	(29)	(417)	(332)	(22)	0	0
Amortization of capitalized interest	10	7	0	0	0	0

Total Earnings	12,422	16,229	21,076	22,485	23,823	25,054

Computation of Fixed Charges:
Interest expense (a.)	1,276	2,391	1,749	2,476	3,500	3,548
Capitalized interest	29	417	332	22	0	0
Estimate of interest portion of lease/rental expense	10	2	0	0	0	0

Total fixed charges	1,315	2,810	2,081	2,498	3,500	3,548

Ratio of Earnings to Fixed Charges, as reflected on our financial statements, on a consolidated basis:	9.4	5.8	10.1	9.0	6.8	7.1

Ratio of Earnings to Fixed Charges, including the impact of our pro-rata share of the fixed charges incurred by the Unconsolidated LLCs:	6 months ended June 30 2009	12 months ended December 31
		2008	2007	2006	2005	2004
Computation of Earnings:
Income from continuing operations	$9,448	$11,653	$19,664	$34,428	$25,131	$21,425
Equity in income of Unconsolidated LLCs	(1,766)	(2,052)	(2,821)	(4,241)	(4,602)	(4,967)
Distribution of income from Unconsolidated LLCs, excluding gains	3,444	4,228	4,232	3,780	4,487	5,048
Gain on replacement property recovered from UHS	0	0	(1,748)	(13,958)	(4,693)	0
Fixed charges	7,748	15,671	13,254	11,266	11,463	10,077
Capitalized interest	(29)	(417)	(332)	(22)	0	0
Capitalized interest of Unconsolidated LLCs (our pro-rata share)	(80)	(294)	(1,214)	(372)	(253)	(419)
Amortization of capitalized interest	10	7	0	0	0	0
Amortization of capitalized interest of Unconsolidated LLCs (our pro-rata share)	31	57	30	18	10	0

Total Earnings	18,806	28,853	31,065	30,899	31,544	31,164

Computation of Fixed Charges:
Interest expense (a.)	1,276	2,391	1,749	2,476	3,500	3,548
Interest expense of Unconsolidated LLCs (our pro-rata share) (a.)	6,252	12,382	9,824	8,293	7,632	6,048
Capitalized interest	29	417	332	22	0	0
Capitalized interest of Unconsolidated LLCs (our pro-rata share)	80	294	1,214	372	253	419
Estimate of interest portion of lease/rental expense	10	2	0	0	0	0
Estimate of interest portion of lease/rental expense of Unconsolidated LLCs (our pro-rata share)	101	185	135	103	78	62

Total fixed charges	7,748	15,671	13,254	11,266	11,463	10,077

Ratio of Earnings to Fixed Charges, including the impact of our pro-rata share of the fixed charges incurred by the Unconsolidated LLCs	2.4	1.8	2.3	2.7	2.8	3.1

(a.)	Includes amortization of debt issuance costs.